Exhibit 10.1

Gentherm Incorporated

Second Half 2020 Senior Level Performance Bonus Plan

(Effective as of July 1, 2020)

1.	Purpose

The purpose of this Gentherm Incorporated Second Half 2020 Senior Level Performance Bonus Plan (the “Plan”) is to attract, motivate, reward and retain eligible employees by making a portion of their cash compensation dependent on (i) the performance of Gentherm Incorporated (the “Company”) and (ii) for Other Participants (as defined below), individual performance.

2.	Participants

The individuals to whom incentive bonus payments may be made hereunder shall be the officers of the Company, as determined by the Company’s Board of Directors (the “Officer Participants”), and such other key employees of the Company and subsidiaries of the Company as the Chief Executive Officer shall determine in his or her sole discretion (the “Other Participants” and, together with the Officer Participants, the “Participants”).

3.	The Administrator

(a)

The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall administer and interpret the Plan for the Officer Participants. With the oversight of the Committee, the Chief Executive Officer shall administer and interpret the Plan for the Other Participants; provided, however, that the Chief Executive Officer’s administration and interpretation shall not be in direct conflict with the actions taken by the Committee. The Committee and the Chief Executive Officer, in the exercise of the foregoing powers, shall be referred to as the “Administrator.”

(b)

Subject to the express provisions and limitations of this Plan, applicable law and the listing standards of the Nasdaq Stock Market (or other national securities exchange, as applicable), the Administrator shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Plan, including, without limitation, the following:

(i)

To prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined herein, and to take or approve such further actions as it determines necessary or appropriate to the administration of the Plan, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the Plan or any award complies with applicable law, regulations and listing requirements and so as to avoid unanticipated consequences or address unanticipated events deemed by the Administrator to be inconsistent with the purposes of the Plan;

(ii)	To designate Participants, to establish performance goals, and to determine the incentive bonus payments, if any, to be made to such Participants;

(iii)	To prescribe and amend the terms of any agreements or other documents under the Plan;

(iv)	To determine whether, and the extent to which, adjustments are required pursuant to Section 5 hereof;

(v)

To interpret and construe the Plan, any rules and regulations under the Plan, and the terms and conditions of any incentive bonus payment provided hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

(vi)	To make all other determinations deemed necessary or advisable for the administration of the Plan.

(c)

All decisions, determinations and interpretations by the Administrator regarding the Plan and incentive bonus payments shall be final and binding on all Participants. The Administrator may consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Company and such attorneys, consultants and accountants as it may select.

4.	Target Bonus and Earned Bonus

(a)

Each Participant will have a target incentive bonus for the period between July 1, 2020 and December 31, 2020 (the “Performance Period”) stated as a percentage of his or her annual base earnings or salary, as set forth below (the “Target Bonus Percentage”). Bonus payments under this Plan, if any, shall be paid based on performance measurements determined after the end of the Performance Period. Bonuses are based on Company Performance Goals and, for the Other Participants, individual performance, during the Performance Period.

(b)

A Participant’s annual base earnings during the 2020 fiscal year, as reflected in the Company’s payroll records, shall be used to calculate the Earned Bonus (as defined herein) for the Performance Period; provided, however, (i) for terminations under Sections 6(a)(i) or (iii) hereof prior to the last business day of the Performance Period, the annual base salary in effect as of the date of termination shall be used, and (ii) for a new hire under Section 7(a) hereof that is hired after the beginning of the Performance Period, the annual base salary in effect on the date of hire shall be used. The annual base earnings or salary used to calculate the Earned Bonus (as defined herein) shall not be reduced for any contributions made to the Company’s 401(k) plan or other deferred compensation plans, and shall be exclusive of any awards under the Plan or any other bonus, incentive (including equity incentive) or special pay awards.

(c)	No incentive bonus payment shall be paid to a Participant unless he or she is an employee of the Company as of the payment date for the Performance Period, except as permitted by Section 6 hereof.

(d)

Financial results for Company Performance Goals (as defined herein) and any individual performance goals must be finalized as appropriate by the Chief Financial Officer (or person having similar duties) and must be computed using financial results audited by an independent registered public accounting firm before Earned Bonuses (as defined herein) can be calculated and paid. Further, no incentive bonus payments will be made unless and until the Administrator approves payments in accordance with the Plan. The incentive bonus payments hereunder shall be made in cash in the employee’s local currency (the same currency for which the employee receives his or her regular salary).

(e)

Notwithstanding Section 4(d) hereof, Earned Bonuses (as defined herein) shall be paid in February or March of the year subsequent to the Performance Period, with the specific date of payment determined by the Administrator.

5.	Performance Measures and Earned Bonus

(a)

A base bonus shall be determined for each Participant for the Performance Period based upon the achievement of the Company Performance Goals (defined below) for the Performance Period (referred to as the “Base Bonus”). For the Other Participants, the Base Bonus shall be modified by the Individual Performance Modifier as set forth below, and as so modified shall be referred to as the “Modified Bonus”. The Modified Bonus may be further modified by the Administrator in its sole discretion. The Base Bonus, for the Officer Participants, and the Modified Bonus, as so further modified or not, for the Other Participants, each shall be referred to as the “Earned Bonus,” as applicable.

(b)	Company Performance Goals.

(i)

The Base Bonus shall be based upon the Company’s actual revenue and the Company’s actual earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, unrealized currency gain or loss, unrealized revaluation of derivatives and any other non-recurring adjustments that the Committee determines, in its discretion, should be excluded (“Adjusted EBITDA”) for the Performance Period measured against revenue and Adjusted EBITDA targets established by the Committee (the “Company Performance Goals”). If an unusual or extraordinary event significantly impacts the Company Performance Goals, the Committee has the discretion to adjust the Company Performance Goals as appropriate. The Committee shall determine the relative weight of the revenue and Adjusted EBITDA targets that comprise the Company Performance Goals. For example, the Committee may determine that the Company Performance Goals for the Performance Period should be based 50% on achievement of revenue targets and 50% on achievement of EBITDA targets. The Committee shall also determine the “Threshold Company Performance”, which is the minimum Company financial achievement necessary before any bonus may be paid under the Plan. The Threshold Company Performance for the Performance Period may be based solely on actual revenue, solely on actual Adjusted EBITDA, on a combination of both.

(ii)

The Base Bonus shall be calculated as 0% to 75% of the Target Bonus Percentage based on the achievement of the Company Performance Goals for the Performance Period, as set forth in the table below. There shall be a linear increase in the Base Bonus earned between such threshold, target and maximum amounts.

Company Performance Goals	Degree of Performance Achieved	Percent of Applied Target Bonus Percentage to Compute Base Bonus
Below Threshold Company Performance	Below Threshold	0%
Threshold Company Performance	Threshold	25%
100% of Target	Target	50%
Maximum % or more of Target as established by the Committee	Maximum	75%

(c)

Individual Performance Modifier. For the Other Participants, the “Modified Bonus” shall be calculated as the Base Bonus multiplied by the Performance Modifier, as determined below. In no case, however, will the Modified Bonus exceed 75% of the Target Bonus Percentage. If any computation under this Plan results in a Modified Bonus in excess of 75%% of the Target Bonus Percentage, then the Modified Bonus will be deemed to be exactly equal to 75% of the Target Bonus Percentage.

The Performance Modifier will be determined based on the achievement of individual goals for the 2020 fiscal year, which may be objective and/or subjective as determined by the Administrator. One or more individual goals will be established for each Other Participant, with corresponding threshold, target and stretch performance measurement points. Each goal will be weighted so that the total weight of all goals is 100%. Achievement of the threshold performance for a particular goal, the lowest level of acceptable performance, will result in a 50% score for that goal; achievement of the target performance for a particular goal will result in a 100% score for that goal; and achievement of stretch performance for a particular goal, a superior level of performance above which no further increase in scoring is possible, will result in a 150% score for that goal. There shall be a linear adjustment to each score if goal achievement is between threshold and target or between target and stretch measurement points. The product of each goal’s weight multiplied by the score for such goal is that goal’s “Weighted Score”. The sum of the Weighted Scores for all of an Other Participant’s goals results in that Other Participant’s Performance Modifier.

(d)

Notwithstanding the attainment of financial results (and individual performance goals for Other Participants), an Earned Bonus is subject to reduction or elimination by the Administrator prior to payment for any reason in the Administrator’s sole discretion. For example, but not as a limitation of the foregoing general provision, a reduction in any and all such bonuses may be made if earnings are achieved in ways that are considered not in the best interests of the Company’s shareholders or not authorized by the Board of Directors or management. Furthermore, the Administrator also may adjust individual performance ratings and/or Performance Modifiers in order to ensure the Company’s aggregate payments under the Plan do not exceed the funding authorized under the Plan.

6.	Termination of Employment; Change in Control.

(a)	Death or Disability During the 2020 Fiscal Year.

(i)

If a Participant’s employment is terminated due to death, the bonus will be earned and paid (to the estate of the Participant) on a pro rata basis. The pro rata period will be from January 1, 2020 until the date of death and be measured against the full 2020 fiscal year.

(ii)	A Participant’s disability of 30 calendar days or less will not have an impact on the Participant’s eligibility to earn a bonus under the Plan.

(iii)

If a Participant’s disability lasts more than 30 calendar days, then a bonus may be earned only for fiscal quarters in which the Participant works more than 60 calendar days and will be earned on a pro rata basis for days worked in the applicable fiscal quarters of the 2020 fiscal year.

(b)

Voluntary Termination. If a Participant’s employment is terminated due to a voluntary termination, excluding a retirement that meets the definition of retirement established by the Committee, no bonus will be earned by or paid to the Participant. In the case of qualifying retirement, the Administrator shall have the discretion, but not the obligation, to pay a pro rata bonus to such Participant for the 2020 fiscal year in accordance with Section 7.

(c)

Involuntary Termination. If a Participant’s employment is terminated for cause (but excluding any other event otherwise described in this Section 6), no bonus will be earned by or paid to the Participant. For purposes of the Plan, a termination for “cause” means a material failure to perform such employee’s duties and responsibilities to a satisfactory degree, any violation of laws or regulations or a material violation of Company policies and procedures. If a Participant’s employment is terminated without cause, the Administrator shall have the discretion, but not the obligation, to approve a pro rata bonus for the applicable Participant for the 2020 fiscal year in accordance with Section 7.

(d)

Change in Control. If there is a Change in Control (as defined under the Company’s 2013 Equity Incentive Plan, as amended, or any successor equity incentive plan) and a Participant is terminated by the Company (or any successor thereof, by merger, acquisition or otherwise) within six months of such Change in Control for any reason other than for intentional acts of material misconduct or omission in carrying out the duties and responsibilities of such Participant’s position, such Participant shall earn a cash bonus equal to the greater of his or her Target Bonus Percentage in effect on the date of (i) the employment termination and (ii) the Change in Control multiplied by the greater of his or her annual base salary in effect on the date of (i) the employment termination and (ii) the Change in Control. Such payments shall be paid in cash to the Participant as soon as administratively possible, but not later than 30 days following such termination.

(e)

Section 409A. Notwithstanding anything in this Plan to the contrary, if it is determined that any payment hereunder constitutes “nonqualified deferred compensation” that would be paid upon “separation from service” of a “specified employee” (as such terms are defined in Section 409A of the Internal Revenue Code of 1986, as amended), then such payment that otherwise would have been paid within six months after the Participant’s “separation from service” shall be accrued, without interest, and its payment delayed until the first day of the seventh month following the Participant’s “separation from service,” or if earlier, the Participant’s death, at which point the accrued amount will be paid as a single, lump sum cash payment.

(f)

Timing of Payments. Except as set forth in Sections (6)(d) and (e) hereof, Earned Bonuses under this Section 6 will be paid to Participants at the same time as bonuses are made to Participants under the Plan in accordance with Section 4(e) hereof.

7.	Pro Rata Bonuses.

(a)

New Hires. A new employee who becomes a Participant in connection with such hire during the 2020 fiscal year shall earn a pro rata bonus from the date of hire to the end of the Performance Period (measured against the full 2020 fiscal year), but only if the date of hire is on or before September 30, 2020.

(b)	Transfer; Promotion; Demotion; Retirement; Involuntary Termination Without Cause.

(i)

For an existing employee who is transferred to a new position which results in such employee becoming a Participant during the 2020 fiscal year, the pro rata period shall begin from the date of transfer to the end of the Performance Period.

(ii)

For an existing employee who was a Participant prior to a promotion and who continues to be a Participant thereafter, and the Target Bonus Percentage is increased, the Earned Bonus will be based on two pro rata periods: (i) from the beginning of the 2020 fiscal year through the date immediately preceding such promotion, and (ii) from the date of such promotion until the end of the Performance Period.

(iii)

For an existing employee who was a Participant and who is demoted such that the employee is no longer a Participant thereafter, the pro rata period will end on the date immediately preceding such demotion.

(iv)	For an existing employee who retires and for whom a pro rata bonus is approved by the Administrator under Section 6(b), the pro rata period will end on the date immediately preceding such retirement.

(v)

For an existing employee who was a Participant and who is involuntary terminated without cause and for whom a pro rata bonus is approved by the Administrator under Section 6(c), the pro rata period will end on the date immediately preceding such termination.

(vi)	All pro rata periods under this Section 7(b) shall be measured against the full 2020 fiscal year.

(c)	Achievement of Performance Period Company Performance Measures. A pro rata bonus will be earned only if the applicable Company Performance Goals also are satisfied for the full Performance Period.

(d)

Timing of Pro Rata Payments. Earned pro rata bonuses under this Section 7 will be paid to Participants at the same time as bonuses are made to other Participants under the Plan in accordance with Section 4(e) hereof.

8.	Bonus Clawback.

If the Company’s financial statements are the subject of a restatement due to error or misconduct, to the extent permitted by governing law, the Company is authorized under this Plan to seek reimbursement of excess incentive bonus payments under the Plan to Officer Participants for the Performance Period; provided, this Section 8 only shall apply to any bonuses earned for the three completed fiscal years (including a Performance Period less than the full fiscal year) prior to the date the Company determines such restatement is required. For purposes of this Plan, an excess incentive bonus payment means the positive difference, if any, between (i) the bonus paid to the Officer Participant and (ii) the bonus that would have been made to the Officer Participant had the performance been calculated based on the Company’s financial statements as restated. The Company will not be required to award any Participants an additional bonus should the restated financial statements result in a higher bonus.

9.	General

(a)

Amendment and Termination. The Company reserves the right to amend or terminate this Plan at any time by action of the Board of Directors or the Committee with respect to future services of Participants; provided, however, that the Plan shall terminate upon the payment of all Earned Bonuses under the Plan after the end of the Performance Period. To comply with local laws, the Company (acting through the Administrator) reserves the right to adopt amendments, rules, procedures, guidelines or other documents (collectively “Addendums”) affecting this Plan at any time that are applicable only to such local jurisdictions; provided, however, that any Addendums that are applicable to any Officer Participants must be reflected in a written amendment to this Plan that is approved by the Committee.

(b)

Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to any person, net of any applicable federal, state and local payroll or withholding taxes, or the applicable taxes of any foreign jurisdiction (collectively, “Taxes”), required to be paid or withheld. The Company shall have the right to withhold from wages or other amounts otherwise payable to such Participant such Taxes as may be required by law, or if permitted by law, to otherwise require the Participant to pay such Taxes. If such person shall fail to make such Tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct any such Taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such Tax obligations.

(c)

No Assignment. Unless the Committee expressly provides otherwise in writing, no Participant nor any other person may sell, assign, convey, gift, pledge or otherwise hypothecate or alienate any bonus payment.

(d)

Non-Exclusivity. The adoption of the Plan by the Board of Directors shall not be construed as creating any limitations on the power of the Board of Directors or Administrator to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

(e)

Employment at Will. Neither the Plan, the selection of a person as a Participant, the payment of any bonus to any Participant, nor any action by the Company or the Administrator shall be held or construed to confer upon any person any right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any Participant whenever in the sole discretion of the Company its interest may so require.

(f)

No Vested Interest or Right. Except as specified under Section 6 hereof, at no time before the actual payment of a bonus to any Participant or other person shall any Participant or other person accrue any vested interest or right whatsoever under the Plan, and the Company has no obligation to treat Participants identically under the Plan.

(g)

Beneficiary Designation. Each Participant may name, from time to time, any beneficiary (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during his or her lifetime.

(h)

Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(i)

Governing Law. The Plan and any agreements and documents hereunder shall be governed, construed and administered in accordance with the laws of the State of Michigan (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such jurisdiction or any other jurisdiction) and applicable federal law.

(j)

Code Section 409A. It is intended that this Plan be exempt from or comply with Code Section 409A, and the Plan shall be interpreted and administered consistent with that intent; provided, however, that under no circumstances whatsoever shall the Company be liable for any additional tax, interest or penalty imposed upon a Participant, or any other damage suffered by a Participant, on account of the bonus plan being subject to but not in compliance with Code Section 409A.